EXHIBIT 4.15

                                 PROMISSORY NOTE



$1,000.00                                                          July 29, 2002

For value received, the undersigned Mariculture Systems, Inc. (the "Borrower"), at Suite 102, 51 West Dayton Street, P.O. Box 1746, Edmonds, Washington 98020-1746, promises to pay to the order of Elaine Louise Meilahn, (the "Lender"), at 7219 196th Street SW, #C-3, Lynnwood, Washington 98036-4402, (or at such other place as the Lender may designate in writing) the sum of One Thousand dollars ($1,000.00) with interest calculated separately on the unpaid principal of the loan beginning from the date of inception, at the rate of 10.00% per annum.

The individual loan(s) and date(s) of inception made to the Borrower are itemized as follows: $1,000.00 on 07/29/02.

The unpaid principal and accrued interest shall be payable in full on any future date on which the Lender demands repayment (the "Due Date").

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Washington.

Signed this 29th day of July, 2002, at Edmonds, WA 98020

Borrower:
Mariculture Systems, Inc.

         /s/ David E. Meilahn
By: ___________________________________________________
      President